EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY


Columbia Laboratories (Bermuda) Ltd.
Columbia Laboratories (France) SA
Columbia Laboratories (UK) Limited
Columbia Research Laboratories, Inc.